As filed with the United States Securities and Exchange Commission on July 1, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ValueVision Media, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	41-1673770
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6740 Shady Oak Road

Eden Prairie, Minnesota 55344-3433

(952) 943-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ValueVision Media, Inc. 2011 Omnibus Incentive Plan

(Full title of the Plan)

Teresa Dery General Counsel	with a copy to:
Jonathan R. Zimmerman
ValueVision Media, Inc. 6740 Shady Oak Road Eden Prairie, Minnesota 55344-3433 (952) 943-6000 (Name, address and telephone number, including area code, of agent for service)	Faegre & Benson LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402-3901 (612) 766-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
COMMON STOCK, $0.01 PAR VALUE	3,000,000	$7.53	$22,590,000	$2,622.70

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also will cover any additional shares of common stock that become issuable under the ValueVision Media, Inc. 2011 Omnibus Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without ValueVision Media, Inc.’s (the “Registrant”) receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s common stock.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 based on the average of the high and low sale prices per share of the Registrant’s common stock as quoted on the Nasdaq Global Market on June 30, 2011.

EXPLANATORY NOTE

The shareholders of ValueVision Media, Inc. (the “Registrant”) approved the ValueVision Media, Inc. 2011 Omnibus Incentive Plan (the “2011 Plan”) on June 15, 2011. As provided in the 2011 Plan, 3,000,000 shares of common stock, par value $0.01 per share (“Common Stock”) are available for issuance thereunder (the “Shares). In addition, the number of shares of Common Stock available for issuance under the 2011 Plan will be increased by the number of shares subject to awards that expire, are forfeited, are settled in cash, or otherwise do not result in the issuance of all or a portion of shares subject to the 2011 Plan. The purpose of this registration statement is to register the Shares.

PART I-INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II-INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

(1)	Annual Report on Form 10-K for the year ended January 29, 2011;

(2)	All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since January 29, 2011 (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules); and

(3)	The description of the Registrant’s common stock contained in its registration statement on Form 8-A, including any amendments or supplements thereto.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules) that indicates that all of the Shares offered have been sold or that deregisters all Shares then remaining unsold shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is subject to Minnesota Section 302A.521, which provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity (as defined in Section 302A.521 of the Minnesota Statutes) of that person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of that person complained of in the proceeding, that person:

•	has not been indemnified therefor by another organization or employee benefit plan;

•	acted in good faith;

•	received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied;

•	in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

•

in the case of acts or omissions occurring in such person’s performance in an official capacity, such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation.

In addition, Section 302A.521, subd. 3 requires payment by the Registrant, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

The Registrant’s bylaws provide that the Registrant will indemnify any of its officers, directors, employees, and agents to the fullest extent permitted by Minnesota law.

The Registrant has a director and officer liability insurance policy to cover it, its directors and its officers against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits are listed on the index of exhibits that follows the signatures in the registration statement.

Item 9. Undertakings.

A. The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on July 1, 2011.

VALUEVISION MEDIA, INC.

By:	/s/ KEITH R. STEWART
Keith R. Stewart
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed on July 1, 2011 by the following persons in the capacities with ValueVision Media, Inc. indicated:

/S/ KEITH R. STEWART Keith R. Stewart	Chief Executive Officer (Principal Executive Officer), Director

/S/ WILLIAM MCGRATH William McGrath	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

Joseph F. Berardino John D. Buck* Catherine Dunleavy William F. Evans* Edwin P. Garrubbo* Patrick O. Kocsi* Sean F. Orr Randy S. Ronning*

*	Teresa Dery, by signing her name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by the directors named and filed with the Securities and Exchange Commission on behalf of such directors.

/s/ TERESA DERY
Teresa Dery
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description	Method of Filing

4.1	Articles of Incorporation, as amended	Incorporated by reference(A)

4.2	Amended and Restated By-Laws, as amended through September 21, 2010	Incorporated by reference(B)

4.3	Amended and Restated Shareholder Agreement dated February 25, 2009 between the Registrant, GE Capital Equity Investments, Inc. and NBC Universal, Inc.	Incorporated by reference(C)

4.4	Common Stock Purchase Warrants issued on February 25, 2009 between the Registrant, GE Capital Equity Investments, Inc. and NBC Universal, Inc.	Incorporated by reference(C)

4.5	Exchange Agreement dated February 25, 2009 between the Registrant, GE Capital Equity Investments, Inc. and NBC Universal, Inc.	Incorporated by reference(C)

4.6	Amended and Restated Registration Rights Agreement dated February 25, 2009 between the Registrant, GE Capital Equity Investments, Inc. and NBC Universal, Inc.	Incorporated by reference(C)

4.7	Stock Purchase Agreement dated as of February 9, 2005 between GE Capital Equity Investments, Inc. and Delta Onshore, LP, Delta Institutional, LP, Delta Pleiades, LP and Delta Offshore, Ltd.	Incorporated by reference(D)

4.8	Form of Common Stock Certificate	Incorporated by reference (E)

5.1	Opinion of Faegre & Benson LLP	Filed herewith

23.1	Consent of Deloitte & Touche LLP	Filed herewith

23.2	Consent of Faegre & Benson LLP (included in Exhibit 5.1)	Filed herewith

24.1	Powers of Attorney	Filed herewith

99.1	ValueVision Media, Inc. 2011 Omnibus Incentive Plan	Filed herewith

(A)	Incorporated herein by reference to the Registrant’s Annual Report on Form 10-K for the year ended January 30, 2010, filed on April 15, 2010, File No. 0-20243.
(B)	Incorporated herein by reference to the Registrant’s Current Report on Form 8-K dated September 27, 2010, filed on September 27, 2010, File No. 0-20243.
(C)	Incorporated herein by reference to the Registrant’s Current Report on Form 8-K dated February 25, 2009, filed on February 26, 2009, File No. 0-20243.
(D)	Incorporated by reference to the Schedule 13D/A (Amendment No. 7) dated February 11, 2005, filed February 15, 2005, File No. 005-41757.
(E)	Incorporated herein by reference to the Registrant’s Registration Statement on Form S-3, filed on June 9, 2010, File No. 333-167396.